Exhibit 99.2

TRACON Pharmaceuticals Announces $38.7 Million Private Placement

San Diego, CA – March 23, 2018 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and wet age-related macular degeneration, announced today that it has entered into a definitive securities purchase agreement with new and existing investors to raise aggregate gross proceeds of approximately $38.7 million through a private placement of its common stock and warrants. The financing is being led by Puissance Capital Management with participation from certain of TRACON’s existing investors, including New Enterprise Associates and 683 Capital Partners, LP.  Following the close of the private placement, the Company expects to appoint Ted Wang PhD, Chief Investment Officer of Puissance Capital Management, to its Board of Directors.

TRACON will sell approximately 13.7 million shares of common stock or, in lieu of common stock, pre-funded warrants to purchase common stock, and warrants to purchase approximately 13.7 million shares of common stock for aggregate gross proceeds of approximately $38.7 million before deducting offering expenses and placement agent fees. The aggregate purchase price of each share of common stock (or pre-funded warrant) and each warrant to purchase a share of common stock is approximately $2.825.  The pre-funded warrants will have a per share exercise price of $0.01 and will expire seven years from the date of issuance.  The warrants to purchase common stock will have a per share exercise price of $2.70 and will expire six years from the date of issuance.

TRACON intends to use the net proceeds to fund its ongoing and planned development of TRC105, including the global Phase 3 trial in angiosarcoma and manufacturing activities, to continue development of other pipeline assets such as TRC253, and for working capital and general corporate purposes.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. TRACON has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable in connection with the private placement and upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer and ophthalmic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; TRC102, a small molecule being developed for the treatment of lung cancer and glioblastoma; and TRC253, a small molecule being developed for the treatment of prostate cancer. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the expected proceeds from and timing of the closing of the private placement, the use of proceeds from the private placement, including whether the proceeds will be sufficient to fund the completion of the Phase 3 clinical trial of TRC105 for angiosarcoma, and the anticipated filing of a registration statement to cover resales of common stock issuable in connection with the private placement and upon exercise of the warrants. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and clinical trials, and TRACON’s ability to satisfy the conditions to closing the private placement. For a discussion of these and other factors, please refer to TRACON’s annual report on Form 10-K for the year ended December 31, 2017 as well as TRACON’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and TRACON undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Company Contact:	Investor Contact:
Patricia Bitar	Andrew McDonald
Chief Financial Officer	LifeSci Advisors LLC
(858) 550-0780 ext. 223	646-597-6987
pbitar@traconpharma.com	Andrew@lifesciadvisors.com